Exhibit 99.1

Viatris Agrees to Acquire Pacira BioSciences, Advancing Its Innovative Medicines Strategy and Becoming a Leader in Non-Opioid Pain Therapies

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Adds Two Marketed, Patent-Protected, High-Margin Medicines in the U.S., EXPAREL® and ZILRETTA®, and Expects to Expand the Products’ Reach Across Selected Markets Within Its International Infrastructure

•	Expands U.S. Innovative Medicines Commercial, Market Access, Medical Affairs and Global R&D Capabilities

•	Expected to Be Synergistic With Viatris’ Fast-Acting Meloxicam Opportunity

•	Deal Anticipated to Close By the End of 2026 and to Be Immediately Accretive to Viatris’ Financial Guidance Metrics

•	Transaction Consistent With Viatris’ Disciplined and Balanced Capital Allocation Strategy and Preserves Financial Flexibility

PITTSBURGH and BRISBANE, Calif. – Oct. 8, 2026 – Viatris Inc. (Nasdaq: VTRS), a global healthcare company, and Pacira BioSciences, Inc. (Nasdaq: PCRX), a leader in innovative non-opioid pain therapies, today announced that they have entered into a definitive agreement under which Viatris has agreed to acquire all of the outstanding shares of common stock of Pacira for $36.50 per share in cash, representing an aggregate equity value of $1.65 billion.

Pacira brings two established, high-margin, patent-protected, in-market U.S. products – EXPAREL® (bupivacaine liposome injectable suspension) and ZILRETTA® (triamcinolone acetonide extended-release injectable suspension). Pacira generated approximately $746 million in total revenue and approximately $177 million in adjusted EBITDA during the last twelve months ended June 30, 2026.  Viatris plans to leverage its intellectual property expertise and proven ability to extend product lifecycles and sustain meaningful sales after the entry of competition to maximize the long-term value of the Pacira portfolio and expects to expand the products’ reach across select markets within its global infrastructure.

“The pending acquisition of Pacira BioSciences is an important step in advancing our strategy to build our innovative medicines business,” said Scott A. Smith, CEO, Viatris. “The addition of EXPAREL, for acute postsurgical pain, and ZILRETTA, for osteoarthritis knee pain, are synergistic with our fast-acting meloxicam market opportunity and position us as a leader in non-opioid pain management therapies, an area where patients and healthcare providers continue to seek more treatment options. Pacira also brings Viatris additional U.S. innovative commercial, market access, medical affairs and global R&D capabilities that are highly complementary to our existing infrastructure and portfolio. This transaction accelerates our path to sustained revenue and earnings growth and adds an innovative development pipeline in certain high-value, specialty-driven therapeutic areas with a high unmet need.”

“The proposed transaction is expected to be immediately accretive to our financial guidance metrics,” said Paul Campbell, Interim CFO, Chief Accounting Officer & Corporate Controller, Viatris. “Importantly, we expect to fund the transaction primarily from excess cash with the remainder from short-term borrowings. As such, we expect the transaction will have minimal impact on our gross leverage ratio. We believe the transaction is consistent with our disciplined and balanced approach to capital allocation, preserves our financial flexibility and provides opportunities to create additional value through both cost and revenue synergies.”

“Our mission from the start has been to deliver innovative, non-opioid pain therapies to transform the lives of patients. Pacira has helped reshape pain management by advancing awareness, expanding patient access and driving the adoption of opioid-sparing therapies,” said Frank D. Lee, CEO, Pacira BioSciences. “I am immensely proud of what our team has accomplished, from building a leading commercial portfolio that has helped nearly 20 million patients access non-opioid pain management, to advancing our 5x30 strategy and expanding our innovative pipeline. As we enter this next chapter, we are confident that Viatris’ shared vision, substantial resources, and global scale will accelerate the impact of our mission and help bring our transformative therapies to even more patients.”

A presentation with further details about the transaction can be found at investor.viatris.com.

Terms of the Transaction
Under the terms of the transaction, Viatris will commence a tender offer to acquire all of the outstanding shares of Pacira’s common stock for $36.50 per share in cash. Following completion of the tender offer, Viatris will acquire all remaining shares of Pacira’s common stock not tendered in the tender offer through a second-step merger for the same consideration.

The transaction, which was unanimously approved by the boards of directors of both companies, is subject to customary closing conditions, including the tender of a majority of the outstanding shares of Pacira’s common stock and expiration of the applicable regulatory waiting period. Pacira’s board of directors unanimously recommends that Pacira’s stockholders tender their shares in the tender offer. The transaction is expected to close by the end of 2026.

Upon completion of the transaction, Pacira will become a wholly owned subsidiary of Viatris and Pacira’s common stock will no longer be listed for trading on the Nasdaq Global Select Market.

Advisors
Morgan Stanley & Co. LLC is serving as financial advisor to Viatris, and Cravath, Swaine & Moore LLP is serving as legal advisor. Centerview Partners LLC also provided strategic and financial advice to Viatris.

Goldman Sachs & Co. LLC is serving as exclusive financial advisor to Pacira, and Ashurst Perkins Coie is serving as legal advisor.

Third-Quarter Conference Call
As previously announced, Viatris will report third-quarter 2026 financial results on Thursday, Nov. 5, 2026. Company executives will host a conference call and live webcast at 8:30 a.m. ET on the same date to discuss Viatris’ quarterly results and the Pacira transaction. Investors and the general public are invited to listen to a live webcast of the call at investor.viatris.com or by calling 844.308.3344 or 412.317.1896 for international callers. A replay of the webcast also will be available on the website.

About Viatris
Viatris Inc. (Nasdaq: VTRS) is a global healthcare company whose mission is to empower people worldwide to live healthier at every stage of life. We meet the needs of patients around the world by acting decisively with ingenuity and resolve. Whether we’re developing new medicines, working to maintain a resilient supply of needed therapies, or pursuing bold innovation, we strive to deliver solutions that are effective at scale and built to endure. We’re purpose-built to make an impact with a broad portfolio that spans generics, value-added medicines, established brands and innovative medicines that address areas of significant unmet need. We are headquartered in the U.S., with global centers in Pittsburgh, Shanghai and Hyderabad, India. Learn more at viatris.com and investor.viatris.com, and connect with us on LinkedIn, Instagram, YouTube and X.

About Pacira BioSciences
Pacira BioSciences, Inc. (Nasdaq: PCRX) delivers innovative, non-opioid pain therapies to transform the lives of patients. Pacira has two commercial-stage non-opioid treatments: EXPAREL® (bupivacaine liposome injectable suspension), a long-acting local analgesic for post-surgical pain management and ZILRETTA® (triamcinolone acetonide extended-release injectable suspension), an extended-release, intra-articular injection indicated for the management of osteoarthritis knee pain. Pacira is also advancing a pipeline of clinical-stage assets for musculoskeletal pain and adjacencies. Its most advanced product candidate, PCRX-201 (enekinragene inzadenovec), a novel locally administered gene therapy, is in Phase 2 clinical development for osteoarthritis of the knee. To learn more about Pacira, visit www.pacira.com.

About EXPAREL® (bupivacaine liposome injectable suspension)
EXPAREL is indicated to produce postsurgical local analgesia via infiltration in patients aged 6 years and older, and postsurgical regional analgesia via an interscalene brachial plexus block in adults, a sciatic nerve block in the popliteal fossa in adults, and an adductor canal block in adults. The safety and effectiveness of EXPAREL have not been established to produce postsurgical regional analgesia via other nerve blocks besides an interscalene brachial plexus nerve block, a sciatic nerve block in the popliteal fossa, or an adductor canal block. The product combines bupivacaine with multivesicular liposomes, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. By utilizing the multivesicular liposome platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain scores with up to a 78 percent decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.

Important Safety Information about EXPAREL for Patients
EXPAREL should not be used in obstetrical paracervical block anesthesia. In studies in adults where EXPAREL was injected into a wound, the most common side effects were nausea, constipation, and vomiting. In studies in adults where EXPAREL was injected near a nerve, the most common side effects were nausea, fever, and constipation. In the study where EXPAREL was given to children, the most common side effects were nausea, vomiting, constipation, low blood pressure, low number of red blood cells, muscle twitching, blurred vision, itching, and rapid heartbeat. EXPAREL can cause a temporary loss of feeling and/or loss of muscle movement. How much and how long the loss of feeling and/or muscle movement depends on where and how much of EXPAREL was injected and may last for up to 5 days. EXPAREL is not recommended to be used in patients younger than 6 years old for injection into the wound, for patients younger than 18 years old, for injection near a nerve, and/or in pregnant women. Tell your health care provider if you or your child has liver disease, since this may affect how the active ingredient (bupivacaine) in EXPAREL is eliminated from the body. EXPAREL should not be injected into the spine, joints, or veins. The active ingredient in EXPAREL can affect the nervous system and the cardiovascular system; may cause an allergic reaction; may cause damage if injected into the joints; and can cause a rare blood disorder.

About ZILRETTA® (triamcinolone acetonide extended-release injectable suspension)
On October 6, 2017, ZILRETTA was approved by the U.S. Food and Drug Administration as the first and only extended-release intra-articular therapy for patients confronting osteoarthritis (OA)-related knee pain. ZILRETTA employs proprietary microsphere technology combining triamcinolone acetonide—a commonly administered, short-acting corticosteroid—with a poly lactic-co-glycolic acid (PLGA) matrix to provide extended pain relief. The pivotal Phase 3 trial on which the approval of ZILRETTA was based showed that ZILRETTA significantly reduced OA knee pain for 12 weeks, with some people experiencing pain relief through Week 16. Learn more at www.zilretta.com.

Indication and Select Important Safety Information for ZILRETTA
Indication: ZILRETTA is indicated as an intra-articular injection for the management of OA pain of the knee. Limitation of Use: The efficacy and safety of repeat administration of ZILRETTA have not been demonstrated.
Contraindication: ZILRETTA is contraindicated in patients who are hypersensitive to triamcinolone acetonide, corticosteroids or any components of the product.
Warnings and Precautions:
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Intra-articular Use Only: ZILRETTA has not been evaluated and should not be administered by epidural, intrathecal, intravenous, intraocular, intramuscular, intradermal, or subcutaneous routes. ZILRETTA should not be considered safe for epidural or intrathecal administration.

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Serious Neurologic Adverse Reactions with Epidural and Intrathecal Administration: Serious neurologic events have been reported following epidural or intrathecal corticosteroid administration. Corticosteroids are not approved for this use.

•	Hypersensitivity reactions: Serious reactions have been reported with triamcinolone acetonide injection. Institute appropriate care if an anaphylactic reaction occurs.

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Joint infection and damage: A marked increase in joint pain, joint swelling, restricted motion, fever and malaise may suggest septic arthritis. If this occurs, conduct appropriate evaluation and if confirmed, institute appropriate antimicrobial treatment.

Adverse Reactions: The most commonly reported adverse reactions (incidence ≥1%) in clinical studies included sinusitis, cough, and contusions.

Please see ZILRETTALabel.com for full Prescribing Information.

Forward-Looking Statements
This communication contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the transaction (in which, among other things, Viatris, through its wholly-owned subsidiary, will commence a tender offer to acquire all of the outstanding shares of common stock, $0.001 par value per share, of Pacira and, following the consummation of such tender offer, for such wholly-owned subsidiary of Viatris to be merged with and into Pacira), the expected timetable for completing the proposed transaction, the anticipated benefits and synergies of the proposed transaction, the ability to complete the transaction or to satisfy the various closing conditions, future opportunities for Viatris or Pacira and either of their products and any other statements regarding Viatris’ or Pacira’s future operations, strategic initiatives and priorities, restructuring activities, financial or operating results, capital allocation, dividend policy and payments, share repurchases, debt ratio and covenants, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, imperatives, competitions, commitments, confidence in future results, efforts to create, enhance or otherwise unlock value, other expectations, plans, trends, outlooks, projections, prospects and targets for future periods, and any other statements that are not historical facts. Forward-looking statements may often be identified by the use of words such as “will”, “may”, “can”, “could”, “should”, “would”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “potential”, “pipeline”, “intend”, “continue”, “target”, “seek” and variations of these words or comparable words.

Because forward-looking statements inherently involve known and unknown risks and uncertainties, actual future results, levels of activity, performance or achievements may differ materially from those expressed or implied by such forward-looking statements, and there can be no assurance that estimates, assumptions and expectations will prove to have been correct. Factors that could cause or contribute to such differences include, but are not limited to: the ability of Viatris and Pacira to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the ability of Viatris and Pacira to consummate the proposed transaction; the conditions to the completion of the proposed transaction (including, but not limited to, that the stockholders of Pacira validly tender and not withdraw, in the aggregate, at least a majority of the shares of Pacira’s common stock outstanding as of immediately following the expiration of the tender offer) not being satisfied or waived on the anticipated timeframe or at all; the regulatory approvals required for the proposed transaction not being obtained on the terms expected or on the anticipated schedule or at all; the possibility that competing offers may be made; the possibility that Viatris may be unable to achieve the intended or expected benefits, synergies and operating efficiencies in connection with the proposed transaction within the expected timeframe or at all or to successfully integrate Viatris and Pacira; Viatris’ or Pacira’s failure to achieve expected or targeted future financial and operating performance and results; the possibility that Viatris or Pacira may not realize the intended benefits of, or achieve the intended goals or outlooks with respect to, its strategic initiatives and priorities; actions and decisions of healthcare and pharmaceutical regulators; changes in relevant laws, regulations and policies and/or the application or implementation thereof, including but not limited to tax, healthcare and pharmaceutical laws, regulations and policies globally; the ability to attract, motivate and retain key personnel; Viatris’ or Pacira’s liquidity, capital resources and ability to successfully complete capital projections and obtain financing; Viatris’ or Pacira’s plans with respect to the repayment of indebtedness; any regulatory, legal or other impediments to Viatris’ or Pacira’s ability to bring new products to market; success of clinical trials and Viatris’ or Pacira’s (or, with respect to each, its partners’) ability to execute on new product opportunities and develop, manufacture and commercialize products; any changes in or difficulties with Viatris’ or Pacira’s manufacturing facilities, including with respect to short- or long-term shutdowns, inspections, remediation and restructuring activities, product labeling or regulatory compliance, supply chain continuity, inventory management, or the ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government inquiries or investigations, and the impact of any such proceedings on Viatris or Pacira; any significant breach of data security or data privacy or disruptions to Viatris’ or Pacira’s information technology systems; risks associated with having significant operations globally; the strength and ability to protect Viatris’ or Pacira’s intellectual property and patent terms and preserve their respective intellectual property rights; changes in third-party relationships; the effect of any changes in Viatris’ or Pacira’s (or, with respect to each, its partners’) customer and supplier relationships and customer purchasing patterns, including customer loss and business disruption being greater than expected following the proposed transaction; the impacts of competition, including decreases in sales or revenues as a result of the loss of market exclusivity for certain products; changes in the economic and financial conditions of Viatris or Pacira (or, with respect to each, its partners); uncertainties regarding future demand, pricing and reimbursement for Viatris’ or Pacira’s products; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions, wars or other conflicts, potential for adverse impacts from future tariffs and trade restrictions, inflation rates, interest rates and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis.

For more detailed information on the risks and uncertainties associated with Viatris and Pacira, see the risks described in Part I, Item 1A of their respective Annual Reports on Form 10-K for the year ended December 31, 2025, and their other filings with the U.S. Securities and Exchange Commission (the “SEC”). You can access their respective filings with the SEC through the SEC website at www.sec.gov or through their respective websites, and each of Viatris and Pacira strongly encourages you to do so. Viatris routinely posts information that may be important to investors on our website at investor.viatris.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated into this communication or our filings with the SEC. Each of Viatris and Pacira undertakes no obligation to update any statements herein for revisions or changes after the date of this communication other than as required by law.

Non-GAAP Financial Measures
This communication includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States (“U.S. GAAP”). These non-GAAP financial measures, including, but not limited to, adjusted EBITDA, adjusted earnings per share (“EPS”), free cash flow excluding transaction-related and restructuring-related costs, and gross leverage ratio, are presented in order to supplement investors’ and other readers’ understanding and assessment of the financial performance of Viatris and Pacira, as applicable.

Viatris
Free cash flow refers to U.S. GAAP net cash provided by operating activities less capital expenditures. Free cash flow excluding transaction-related costs or restructuring-related costs refers to free cash flow further adjusted to exclude transaction-related costs and restructuring-related costs, as applicable. Adjusted EBITDA refers to U.S. GAAP net earnings (loss) adjusted for income tax provision (benefit), interest expense and depreciation and amortization (to calculate EBITDA), and further adjusted for share-based compensation expense, litigation settlements and other contingencies, net, loss on divestitures of businesses, impairment of goodwill and restructuring, acquisition and divestiture-related and other special items. Adjusted EPS refers to adjusted net earnings (loss) divided by the weighted average number of diluted shares of common stock outstanding. Adjusted net earnings (loss) refers to U.S. GAAP net (loss) earnings adjusted for purchase accounting amortization; impairment of goodwill; litigation settlements and other contingencies, net; interest expense; loss on divestitures of businesses; acquisition and divestiture-related costs; restructuring costs; share-based compensation expense; other special items included in cost of sales, research and development expense, selling, general and administrative expense, other (income) expense, net; and tax effect of the above items and other income tax related items. Gross leverage ratio refers to the ratio of notional gross debt to adjusted EBITDA. Notional gross debt is the sum of Viatris’ long-term debt, including current portion, and short-term borrowings and other current obligations, adjusted for net premiums on various debt issuances and deferred financing fees.

Viatris is not providing forward-looking financial guidance metrics for U.S. GAAP net earnings (loss), U.S. GAAP diluted EPS or U.S. GAAP net cash provided by operating activities because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration, acquisition and divestiture-related expenses, restructuring expenses, asset impairments, litigation settlements, future share repurchases, and other contingencies, such as changes to contingent consideration, acquired in-process research and development (“IPR&D”) and certain other gains or losses as well as related income tax accounting, because certain of these items have not occurred, are out of Viatris’ control and/or cannot be reasonably predicted without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for a guidance period. Investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.

Pacira BioSciences
This press release contains a Pacira financial measure that does not comply with U.S. GAAP, adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), because this non-GAAP financial measure excludes the impact of items that Pacira’s management believes affect comparability or underlying business trends.

This measure supplements Pacira’s financial results prepared in accordance with U.S. GAAP. Pacira management uses this measure to better analyze its financial results and to help make managerial decisions. In Pacira’s management’s opinion, this non-GAAP measure is useful to investors and other users of Pacira’s financial statements by providing greater transparency into the ongoing operating performance of Pacira and its future outlook. Such a measure should not be deemed to be an alternative to U.S. GAAP requirements or a measure of liquidity for Pacira. The non-GAAP measure presented here is also unlikely to be comparable with non-GAAP disclosures released by other companies.

The Pacira financial measures included herein are consistent with such measures as reported in Pacira’s earnings releases as furnished to the SEC. A reconciliation of Pacira’s adjusted EBITDA, a non-GAAP financial measure, to the most directly comparable U.S. GAAP financial measure, U.S. GAAP net income (loss), is set forth below.

PACIRA BIOSCIENCES, INC.
RECONCILIATION OF U.S. GAAP NET INCOME TO ADJUSTED EBITDA
	Three Months Ended				Twelve Months Ended
(in Millions) (Unaudited)	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026	June 30, 2026
GAAP Net Income	$5.4	$1.6	$2.9	$4.7	$14.6
Interest Income	(8.5)	(2.3)	(1.9)	(1.9)	(14.7)
Interest Expense	4.3	3.9	3.7	3.6	15.5
Income Tax Expense	4.1	(1.1)	2.1	(2.1)	3.0
Depreciation Expense	6.9	7.0	7.0	7.0	27.9
Amortization of Acquired Intangible Assets	14.3	14.3	14.3	14.3	57.3
EBITDA	26.5	23.5	28.1	25.5	103.6
Other Adjustments:
Divestiture and Acquisition-Related Expenses, and Other	7.3	1.4	0.9	6.5	16.1
Changes in the Fair Value of Contingent Consideration	0.6	0.2	(2.3)	1.7	0.2
Stock-Based Compensation	14.0	13.5	13.5	15.0	56.0
Loss on Early Extinguishment of Debt	1.0	-	-	-	1.0
Adjusted EBITDA	$49.4	$38.7	$40.2	$48.7	$177.0

Certain Key Terms and Presentation Matters
Financial guidance metrics: Refers to Viatris total revenues, adjusted EBITDA, free cash flow excluding transaction-related and restructuring-related costs and adjusted EPS. Financial guidance metrics exclude any acquired IPR&D for unsigned deals to be incurred in any future period as it cannot be reasonably forecasted.

Transaction-related costs: Refers to the impact of any acquisition- and divestiture-related transaction costs, including taxes.

Restructuring-related costs: Refers to the impact of any cash costs associated with the restructuring activities of the enterprise-wide strategic review, which are expected to be primarily related to severance and employee benefits expense, as well as other costs, including those related to contract terminations, vendor consolidations, product transfer costs and network-related simplification and modernization costs.

Important Information about the Transaction and Where to Find It
The tender offer for the outstanding shares of Pacira’s common stock described in this communication has not yet commenced. This document is for informational purposes only and it is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell shares of Pacira’s common stock, nor is it a substitute for the tender offer materials that Viatris will file with the SEC on Schedule TO.  At the time any such tender offer is commenced, Viatris will prepare and file a Tender Offer Statement, containing an offer to purchase, a form of letter of transmittal and other related tender offer documents, with the SEC, and Pacira will file a Solicitation/Recommendation Statement on Schedule 14D-9 relating to such tender offer with the SEC.  The offer to purchase shares will only be made pursuant to the offer to purchase, the letter of transmittal and other related tender offer documents filed as a part of the Schedule TO. Pacira’s stockholders are strongly advised to read these tender offer materials carefully and in their entirety when they become available, as they may be amended or supplemented from time to time, because they will contain important information about such tender offer that Pacira’s stockholders should consider prior to making any decisions with respect to such tender offer, including the terms and conditions of the tender offer.  The offer to purchase, letter of transmittal and other related tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, will be sent to all stockholders of Pacira at no expense to them.  Once filed, stockholders of Pacira will be able to obtain a free copy of these documents and each of Viatris’ and Pacira’s other documents filed with the SEC at the website maintained by the SEC at www.sec.gov. In addition, a copy of the offer to purchase, form of letter of transmittal and other related tender offer documents (once they become available) may be obtained free of charge by directing a request to Viatris at InvestorRelations@viatris.com.  A copy of the Solicitation/Recommendation Statement on Schedule 14D-9 (once it becomes available) also may be obtained free of charge by directing a request to Pacira at secretary@Pacira.com.

Contacts

Viatris	Pacira BioSciences
Media:	Media:
+ 1.724.514.1968	Kim Hamilton
Communications@viatris.com	+1.908.721.7067
Kim.Hamilton@pacira.com
Jennifer Mauer
Jennifer.Mauer@viatris.com	Sara Marino
+1.973.370.5430
Matt Klein	Sara.Marino@pacira.com
Matthew.Klein@viatris.com
Investors:
Investors:	Susan Mesco
+ 1.724.514.1813	+1.973.451.4030
InvestorRelations@viatris.com	Susan.Mesco@pacira.com

Bill Szablewski
William.Szablewski@viatris.com